UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2022

SALONA GLOBAL MEDICAL DEVICE CORP.
(Exact name of registrant as specified in its charter)

British Columbia	333-255642	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3330 Caminito Daniella
 Del Mar, California, United States 92014
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (800) 760-6826

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 23, 2022, pursuant to a Stock Purchase Agreement dated as of August 15, 2022 and amended on September 23, 2022 (the "Purchase Agreement") by and among Salona Global Medical Device Corporation (the "Company"), the Company's direct subsidiary Inspira Financial Company, its indirect subsidiary Damar Acquisition Company ("Purchaser"), DaMar Plastics Manufacturing, Inc., a California corporation ("DaMar Plastics"), and its shareholders ("Sellers"), the Company consummated the acquisition of all of the outstanding stock of DaMar Plastics (the "Stock Purchase").  The consideration for the Stock Purchase was $3,182,193 in cash and 1,576,609 shares of Purchaser common stock ("Purchaser Stock").  In addition, Sellers are entitled to receive an earnout payment consisting of (i) cash equal to the EBITDA of DaMar Plastics for the one-year period ending on February 29, 2024 (the "Earnout Period") up to maximum of $5.5 million; and (ii) that number of shares of Purchaser Stock equal to 75% of EBITDA of DaMar Plastics for the Earnout Period, up to a maximum of 5,000,000 shares of Purchaser Stock (collectively, the "Earnout Consideration").  The equity portion of the Earnout Consideration may be satisfied by the issuance of the Company's Class "A" non-voting common shares (the "Class A Shares") to the Sellers based on the 90-day VWAP of the Company's common shares (the "Common Shares") as of the last day of the Earnout Period.

Pursuant to the terms of a Contribution and Exchange Agreement between the Sellers and the Company executed at the closing of the Stock Purchase, the Purchaser Stock is exchangeable immediately into Class A Shares on a one-for-one basis.  The Class A Shares have the same attributes as the Common Shares, except that the Class A Shares are not listed on the TSX Venture Exchange, do not carry the right to vote, and are convertible into Common Shares on a one-for-one basis, subject to certain terms and conditions, including a provision prohibiting a holder from converting Class A Shares if it would result in such holder holding more than 9.9% of the outstanding Common Shares and/or such holder owning more than 500,000 of Common Shares.

This summary of the terms of the Purchase Agreement, which was included as an exhibit to our Current Report on Form 8-K filed on August 19, 2022, is not intended to modify or supplement any factual disclosures about the Company, and should not be relied upon as disclosure about the Company without consideration of the periodic and current reports and statements that the Company files with the SEC.  The terms of the Purchase Agreement and the agreements entered in connection therewith govern the contractual rights and relationships, and allocate risks, among the parties in relation to the transactions contemplated by the Purchase Agreement.  In particular, the representations and warranties made by the parties to each other in the Purchase Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited or modified by a variety of factors, including subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules to the Purchase Agreement.  Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact.  The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

On September 26, 2022, the Company issued a press release announcing, among other matters, the consummation of the acquisition of DaMar Plastics Manufacturing, Inc.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2020, the Board of Directors of the Company (the "Board") filled a vacancy left on the Board from the January 2022 resignation of Jane Kiernan and appointed Luke Faulstick as a director effective immediately.  As with all directors, Mr. Faulstick is subject to annual election at the next annual meeting of shareholders.  Mr. Faulstick, age 59, served as the Chief Operating Officer of the Company from September 2020 until July 18, 2022, when he was appointed as Chief Executive Officer of the Company.  In addition, since 2012, Mr. Faulstick has been the President and Chief Executive Officer of the Company's subsidiary South Dakota Partners, Inc., acquired by the Company in May 2021, which produces proprietary and white label medical devices for pain management, cold and hot therapy, NMES, PEMF and ultrasound.  In his executive career, Mr. Faulstick has held leadership positions at DJO Global Inc. (EVP/COO); Tyco Healthcare (General Manager); Graphic Controls (General Manager); Mitsubishi Consumer Electronics (Plant Manager); and Eastman Kodak.  He previously served on the boards of Alphatec Spine (NASDAQ: ATEC) and Orthofix (NASDAQ: OFIX).  Mr. Faulstick studied at both Michigan State University and Rochester Institute of Technology.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Salona Global Medical Device Corporation dated September 26, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALONA GLOBAL MEDICAL DEVICE CORPORATION

Date: September 29, 2022	By: /s/ Luke Faulstick
Name: Luke Faulstick
Title: Chief Executive Officer